___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2011

VICAN RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-107179 & 000-51210	980380519
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

6600 Decarie Blvd., Suite 220 Montreal, Quebec	H3X 2K4
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (514) 737-7277

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On October 12, 2011, Vican Resources, Inc. (the “Company”) entered into an agreement with 6961916 CANADA INC. (hereafter, “696”), a corporation owned and controlled by Lorne Kalisky, our Chief Executive Officer and controlling shareholder, granting 696 the right and option (the “Option”) to purchase all of the shares of Vican Trading, Inc. held by the Company. Vican Trading, Inc., which was acquired on May 26, 2011, is a wholly-owned subsidiary of the Company specializing in the purchase and sale of metals and other commodities. The Option granted to 696 becomes exercisable in the event that the Company does not raise at least $250,000 in a private placement of its debt or equity securities within 60 days. The exercise price to be paid by 696 in the event of an exercise of the Option is the redemption and cancellation of all of the shares of common, Series B, and Series C Preferred Stock held by 696.

On October 12, 2011, the Company entered into an agreement with two holders of its Series B Preferred Stock, one of whom is 696, the Company’s controlling shareholder and a holding company of Lorne Kalisky, the Company’s Chief Executive Officer, to convert such holdings into an aggregate of 325,000 shares of common stock of the Company upon the approval of the Financial Industry Regulatory Authority (“FINRA”) of a 100-1 reverse split of the Company’s outstanding shares that was requested in August, 2011.

Item 3.02 Unregistered Sales of Equity Securities

On October 12, 2011, the Company issued an aggregate of 8,000,000 shares of Series C Preferred Stock to 6 persons in privately negotiated transactions. Two of the recipients of the Series C Preferred Stock were Corey Safran, a director and the Secretary of the Company, and 696, the Company’s controlling shareholder and a holding company of Lorne Kalisky, the Company’s Chief Executive Officer. The Series C Preferred Stock converts into common stock of the Company on a one-for-one basis upon the approval by FINRA of a 100-1 reverse split of the Company’s outstanding shares that was requested in August, 2011. No solicitation was made in connection with these transactions and no underwriting discounts were made or given. The Company believes that the issuance of the Series C Preferred Stock was a transaction not involving a public offering and was exempt from registration with the Securities and Exchange Commission pursuant to Rule 4(2) of the Securities Act of 1933.

Item 3.03 Material Modification to Rights of Security Holders

On October 12, 2011, the Board approved the issuance of the Series C Preferred Stock as described in Item 3.02 above. The Series C Preferred Stock contains certain rights, preferences, privileges, restrictions and other characteristics as further detailed in the Certificate of Designation to the Company’s Articles of Incorporation attached as an exhibit to this Current Report.

Item 5.01 Changes in Control of Registrant

On October 12, 2011, Cumbria Capital, L.P., a holder of a security interest in 100,000 shares of Series A Preferred Stock of the Company, foreclosed on its security interest and sold all 100,000 shares to 696. Prior to such foreclosure, the Series A Preferred Stock was then held equally by Sierra Vista Holdings, Inc. and 696, a corporation owned and controlled by Lorne Kalisky, the Chief Executive Officer of the Company. Although the Series A Preferred Stock carries no dividend, distribution, or liquidation rights, and is not convertible into common stock, each share of Preferred Stock carries 10,000 votes per share and is entitled to vote with the Company’s common stockholders on all matters upon which common stockholders may vote. Consequently, Mr. Kalisky now holds a controlling beneficial interest in the Company and may unilaterally determine the election of the Board and other substantive matters requiring approval of the Company’s stockholders.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 12, 2011, the Board of Directors appointed Corey Safran to fill the vacancy left by the resignation of Mark Klok. A summary of Mr. Safran’s background and experience is as follows:

Corey Safran. Mr. Safran, age 42, has been the Secretary of the Company since May 2011. He has also been the Executive Vice President of Vican Trading, Inc. since August 2006. From December 1998 to August 2006, he was an Investment Advisor for CIBC World Markets (formerly Merrill Lynch Canada). From June 1994 to December 1998, he was an Investment Advisor for BMO Nesbitt Burns (formerly Burns Fry). He received his Registered Representative license in 1994. He received his Options Trading license in 1996. He received his Compliance Branch Management license in 1998. Mr. Safran holds a Bachelor of Commerce degree from McGill University.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 12, 2011, the Board of Directors approved a Certificate of Designation to the Company’s Articles of Incorporation, specifying the rights, privileges, preferences, and restrictions of the Series C Preferred Stock described in Item 3.02 above. The Certificate of Designation is attached as an exhibit to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

3(i) Certificate of Designation to the Articles of Incorporation of Vican Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vican Resources, Inc.

Date: October 12, 2011	By:	/s/ Lorne Kalisky
Lorne Kalisky CEO